MutualFirst Announces Second Quarter 2012 Earnings

MUNCIE, Ind., July 23, 2012 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the second quarter ended June 30, 2012 of $1.3 million, or $.18 for basic and diluted earnings per common share and the fourth consecutive quarter of increased earnings per share. This compared to net income available to common shareholders for the same period in 2011 of $1.2 million, or $.18 for basic and diluted earnings per common share. Annualized return on assets was .45% and return on average tangible common equity was 4.97% for the second quarter of 2012 compared to .46% and 5.14% respectively, for the same period of last year.

Net income available to common shareholders for the six months ended June 30, 2012 was $2.3 million, or $.34 for basic earnings per common share and $.33 for diluted earnings per common share compared to net income available to common shareholders of $86,000, or $.01 for basic and diluted earnings per common share for the six months ended June 30, 2011. Annualized return on assets was .43% and return on average tangible common equity was 4.58% for the first half of 2012 compared to .14% and .18% respectively, for the same period of last year.

Other financial highlights for the second quarter ended June 30, 2012 included:

  Gross loans increased by $20.9 million, or 2.2% in the second quarter of 2012 and increased by $37.2 million, or 4.1% for the first half of 2012.
  Deposits decreased $18.6 million in the second quarter as higher rate certificate of deposit balances declined $26.3 million.
  Allowance for loan losses to non-performing loans was 64.36% as of June 30, 2012 compared to 52.81% as of December 31, 2011.  Allowance for loan losses to loans receivable was 1.68% as of June 30, 2012 compared to 1.83% as of December 31, 2011.
  Classified loans have decreased approximately 17% since December 31, 2011 and other credit quality ratios approximate early 2009 levels.
  Net charge offs on an annualized basis were 1.04% in the second quarter 2012 compared to .67% in the first quarter of 2012.
  Tangible common equity to total assets is 7.14% and tangible book value per share is $15.00 as of June 30, 2012.
  Net interest margin was 3.10% for the second quarter 2012 compared to 3.03% in the first quarter 2012.
  Non-interest income for the quarter ended June 30, 2012 increased $777,000 compared to the first quarter 2012.
  Non-interest expense for the second quarter 2012 increased $339,000 compared to the first quarter 2012.

"We were encouraged by an increase in earnings over the first quarter of 2012 and an enhancement in all of our credit quality ratios in the second quarter. While net charge offs increased, the majority of losses were on previously identified credits," said David W. Heeter, President and CEO.

Balance Sheet
Assets increased $44.3 million as of June 30, 2012 compared to December 31, 2011, primarily due to the increase in gross loans of $37.2 million and increases in investment securities of $34.5 million which were partially offset by a decrease in cash of $33.0 million. The increase in the gross loan portfolio was led by the increase of one-to four- family mortgage loans of $45.0 million, partially offset by declines in consumer and commercial loans of $7.8 million. The increase in investment securities was in shorter term government agency mortgage-backed securities and was primarily funded by cash held as of December 31, 2011. In the second quarter of 2012, gross loans increased $20.9 million, primarily in one-to four- family mortgage loans of $20.4 million along with increases in commercial and consumer loans of $456,000. Mortgage loans held for sale increased by $7.2 million, since December 31, 2011, as the Bank began selling most thirty year mortgage loans it had been holding in portfolio due to increased market values and to mitigate interest rate risk. Mortgage loans sold as of the first half of 2012 totaled $15.2 million. Heeter commented, "We are pleased with the increase in our total loan portfolio this quarter and year to date. Loan growth has been elusive as we have worked through the economic and credit environment, but our goal will be to continue to focus on originating high quality loans to help grow the loan portfolio over the near future."

Deposits increased by $4.9 million in the first half of 2012. The increase in deposits has been primarily in core transactional accounts which increased $51.3 million while certificates of deposit decreased $46.4 million in the first half of 2012. Core transactional deposits increased to 49% of the Bank's total deposits as of June 30, 2012 compared to 45% as of December 31, 2011. The increase in core transactional account deposits allowed the Bank to retire higher rate maturing certificates of deposit. FHLB advances have increased $35.1 million in the first half of 2012 to support loan growth.

Allowance for loan losses was $16.0 million as of June 30, 2012 compared to $16.6 million as of March 31, 2012 and $16.8 million as of December 31, 2011. Specific valuation reserves on loans individually evaluated for impairment declined $800,000 in the second quarter of 2012 as the overall allowance declined $631,000. Net charge offs in the second quarter were $2.5 million, or 1.04% of total loans on an annualized basis, compared to $1.5 million, or .67% of total loans on an annualized basis in the first quarter of 2012. Net charge offs increased primarily due to write-downs on loans with specific valuation reserves due to liquidation of loans or additional information pertaining to certain credits. The allowance for loan losses to non-performing loans as of June 30, 2012 was 64.36% compared to 56.21% as of March 31, 2012 and 52.81% as of December 31, 2011. The allowance for loan losses to total loans as of June 30, 2012 was 1.68% compared to 1.83% as of December 31, 2011. Heeter commented, "We believe that our allowance for loan losses adequately reflects the risk in our portfolio and the current risk in the economy as we move forward. Our improving credit ratios are a positive sign indicating that we have made significant progress in working through may of the larger impaired credits in our portfolio."

Stockholders' equity was $136.6 million at June 30, 2012, an increase of $4.0 million from December 31, 2011. The increase was due primarily to net income of $3.1 million and unrealized gains on securities of $2.2 million. This increase was partially offset by dividend payments of $838,000 to common shareholders and $723,000 to preferred shareholders. The Company's tangible book value per share as of June 30, 2012 increased to $15.00 compared to $14.38 as of December 31, 2011 and its tangible common equity ratio was 7.14% as of June 30, 2012 compared to 7.05% as of December 31, 2011. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of June 30, 2012.

Income Statement
Net interest income before the provision for loan losses decreased $204,000 for the quarter ended June 30, 2012 compared to the same period in 2011. The decrease was a result of the decline in the net interest margin from 3.19% in the second quarter of 2011 to 3.10% in the second quarter of 2012, partially offset by an increase in average earning assets of $11.8 million. On a linked quarter basis, net interest income before the provision for loan losses increased $481,000 as net interest margin increased by 7 basis points and average earning assets increased by $31.4 million.

Net interest income before the provision for loan losses decreased $650,000 for the first half of 2012 compared to the same period in 2011. The decrease was a result of the decline in the net interest margin from 3.16% in the first half of 2011 to 3.06% in the first half of 2012, partially offset by an $828,000 increase in average earning assets.

The provision for loan losses for the second quarter of 2012 increased to $1.9 million compared to $1.7 million during last year's comparable period. The increase was due to management's ongoing evaluation of the adequacy of the allowance for loan losses which was partially attributable to increased net charge offs of $2.5 million, or 1.04% of loans on an annualized basis in the second quarter of 2012 compared to charge offs of $1.5 million, or .64% of loans on an annualized basis in the second quarter of 2011. Non-performing loans to total loans at June 30, 2012 was 2.61% compared to 2.56% at June 30, 2011. Non-performing assets to total assets were 2.23% at June 30, 2012 compared to 2.29% at June 30, 2011.

The provision for loan losses for the first half of 2012 decreased to $3.2 million compared to $5.9 million during last year's comparable period. The decrease was primarily due to net charge offs of $4.8 million in the first quarter of 2011 which were not repeated in 2012. The charge offs were for previously identified problem loans that were mostly collateralized by real estate. Non-performing loans to total loans at June 30, 2012 were 2.61% compared to 3.47% at December 31, 2011. This decrease in non-performing loans was primarily in commercial real estate and one-to four-family mortgage loans. Non-performing assets to total assets were 2.23% at June 30, 2012 compared to 2.75% at December 31, 2011.

Non-interest income for the second quarter of 2012 was $3.7 million an increase of $393,000 compared to the second quarter of 2011. Increases in mortgage production and market values drove approximately $366,000 more in mortgage banking income for the quarter than in same period of 2011. For similar reasons, gains on the security portfolio increased by $281,000. As prepayments on mortgage loans have increased, mortgage loan servicing values declined and an impairment of $135,000 partially offset the non-interest income increase in the quarter. A $98,000 increase in loss on sale of other real estate and repossessed assets also offset gains in non-interest income for the quarter as activity on foreclosed assets has continued to be strong. On a linked quarter basis, non-interest income increased $777,000, primarily in mortgage banking activity and decreases in losses on foreclosed assets.

Non-interest income for the first half of 2012 was $6.6 million, an increase of $675,000 compared to the first half of 2011. The increase was primarily due to $811,000 of additional gains on the investment and loan portfolios as the lower market rates allowed for securities and mortgage loans to be sold at gains comparing the first of half of 2012 to 2011. Partially offsetting these increases was a $135,000 impairment on mortgage servicing rights as the lower market rates also increased the likelihood of prepayments and $216,000 more of losses due to increased activity for foreclosed assets.

Non-interest expense decreased $67,000 when comparing the second quarter of 2012 with the same period in 2011. The largest decline was in occupancy expense of $115,000 primarily due to decreased expenses and increased leased office space in a large office building owned and occupied by the Bank. On a linked quarter basis, non-interest expense increased $339,000 primarily due to repossessed asset expense increasing by $118,000, other expenses increasing by $118,000 primarily due to a one-time charge after correcting servicing issues with a sub-servicer and taking back servicing; and professional fees increasing by $85,000 primarily due to legal expenses related to problem loans.

Non-interest expense decreased $676,000 when comparing the first half of 2012 with the same period in 2011. Reductions were primarily a result of decreased occupancy and equipment expense by $373,000 due to the reasons stated above, one less branch that was closed in March of 2011 and a much milder winter than normal; decreased salaries and benefits by $226,000 primarily due to changes in employee benefits; and decreased FDIC expense by $213,000 due to decreased assessment base established in 2011 by the FDIC.

Heeter concluded, "We continue to be encouraged by our results and the progress being made. With economic uncertainty still looming, we will continue to manage the Company to enhance shareholder value."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	June 30,	March 31,	December 31,
Balance Sheet (Unaudited):	2012	2012	2011
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$23,590	$26,572	$56,638
Investment securities - AFS	365,396	356,118	330,878
Loans held for sale	8,598	3,043	1,441
Loans, gross	954,423	933,550	917,274
Allowance for loan loss	(16,003)	(16,634)	(16,815)
Net loans	938,420	916,916	900,459
Premise and equipment	32,022	31,692	32,025
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,858	2,985	3,113
Cash surrender value of life insurance	47,737	47,363	47,023
Prepaid FDIC premium	2,236	2,528	2,821
Core deposit and other intangibles	2,863	3,112	3,373
Deferred income tax benefit	16,107	16,752	17,385
Foreclosed real estate	7,364	7,379	6,525
Other assets	9,866	10,295	11,121
Total assets	1,471,448	1,439,146	1,427,193

Liabilities and Stockholders' Equity
Deposits	1,171,500	1,190,099	1,166,636
FHLB advances	136,574	87,018	101,451
Other borrowings	12,014	12,213	12,410
Other liabilities	14,719	15,219	14,069
Stockholders' equity	136,641	134,597	132,627
Total liabilities and stockholders' equity	1,471,448	1,439,146	1,427,193

	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Income Statement (Unaudited):	2012	2012	2011		2012	2011
	(000)	(000)	(000)		(000)	(000)

Total interest income	$14,101	$13,898	$15,807		$27,999	$31,490
Total interest expense	3,751	4,029	5,253		7,780	10,621

Net interest income	10,350	9,869	10,554		20,219	20,869
Provision for loan losses	1,850	1,350	1,700		3,200	5,900
Net interest income after provision
for loan losses	8,500	8,519	8,854		17,019	14,969

Non-interest income
Fees and service charges	1,752	1,653	1,726		3,405	3,331
Net gain (loss) on sale of investments	283	197	1		480	75
Other than temporary impairment of securities	0	0	0		0	(193)
Equity in losses of limited partnerships	(128)	(120)	(116)		(248)	(149)
Commissions	1,036	1,019	1,005		2,055	1,956
Net gain (loss) on loan sales	715	132	349		847	441
Net servicing fees	(142)	32	18		(110)	44
Increase in cash surrender value of life insurance	336	341	374		677	724
Loss on sale of other real estate and repossessed assets	(160)	(393)	(62)		(552)	(336)
Other income	13	67	17		81	67
Total non-interest income	3,705	2,928	3,312		6,635	5,960

Non-interest expense
Salaries and benefits	5,293	5,343	5,340		10,637	10,863
Occupancy and equipment	1,277	1,204	1,390		2,479	2,852
Data processing fees	387	430	379		818	780
Professional fees	426	341	376		768	736
Marketing	372	353	300		725	600
Deposit insurance	314	314	332		627	840
Software subscriptions and maintenance	395	367	313		762	631
Intangible amortization	255	261	306		516	614
Repossessed assets expense	281	163	306		444	467
Other expenses	933	818	958		1,750	1,819
Total non-interest expense	9,933	9,594	10,000		19,526	20,202

Income before taxes	2,272	1,853	2,166		4,128	727
Income tax provision (benefit)	628	427	485		1,056	(261)
Net income	1,644	1,426	1,681		3,072	988
Preferred stock dividends and amortization	362	362	451		723	902
Net income available to common shareholders	$1,282	$1,064	$1,230		$2,349	$86

Pretax preprovision earnings	$3,760	$2,841	$3,415		$6,605	$5,725

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		6/30/2012			6/30/2011
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$14,838	$6	0.16%	$49,943	$30	0.24%
Mortgage-backed securities:
Available-for-sale	317,299	2,123	2.68	273,964	2,108	3.08
Held-to-maturity	0	0	-	0	0	-
Investment securities:
Available-for-sale	36,778	216	2.35	19,801	151	3.05
Loans receivable	953,099	11,648	4.89	964,780	13,415	5.56
Stock in FHLB of Indianapolis	14,391	107	2.97	16,148	103	2.55
Total interest-earning assets (3)	1,336,405	14,100	4.22	1,324,636	15,807	4.77
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	125,329			121,458
Total assets	$1,461,734			$1,446,094

Interest-Bearing Liabilities:
Demand and NOW accounts	$259,417	227	0.35	$229,755	323	0.56
Savings deposits	107,403	13	0.05	97,190	37	0.15
Money market accounts	81,333	92	0.45	64,724	121	0.75
Certificate accounts	607,714	2,624	1.73	665,849	3,718	2.23
Total deposits	1,055,867	2,956	1.12	1,057,518	4,199	1.59
Borrowings	124,386	794	2.55	122,978	1,054	3.43
Total interest-bearing accounts	1,180,253	3,750	1.27	1,180,496	5,253	1.78
Non-interest bearing deposit accounts	130,343			120,803
Other liabilities	15,989			12,491
Total liabilities	1,326,585			1,313,790
Stockholders' equity	135,149			132,304
Total liabilities and stockholders' equity	$1,461,734			$1,446,094

Net earning assets	$156,152			$144,140

Net interest income		$10,350			$10,554

Net interest rate spread			2.95%			2.99%

Net yield on average interest-earning assets			3.10%			3.19%

Average interest-earning assets to
average interest-bearing liabilities			113.23%			112.21%

	Three Months	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Ended		Ended	Ended
	June 30,	March 31,	June 30,		June 30,	June 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2012	2012	2011		2012	2011

Share and per share data:
Average common shares outstanding
Basic	6,938,273	6,928,238	6,903,151		6,933,255	6,898,691
Diluted	7,044,522	6,989,465	7,005,882		7,016,993	7,025,416
Per common share:
Basic earnings	$0.18	$0.15	$0.18		$0.34	$0.01
Diluted earnings	$0.18	$0.15	$0.18		$0.33	$0.01
Dividends	$0.06	$0.06	$0.06		$0.12	$0.12

Dividend payout ratio	33.33%	40.00%	33.33%		36.36%	1200.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.45%	0.40%	0.46%		0.43%	0.14%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	4.97%	4.17%	5.14%		4.58%	0.18%
Interest rate spread information:
Average during the period(1)	2.95%	2.85%	2.99%		2.90%	2.96%

Net interest margin(1)(2)	3.10%	3.03%	3.19%		3.06%	3.16%

Efficiency Ratio	70.67%	74.97%	72.12%		72.71%	75.30%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	113.23%	113.89%	112.32%		113.56%	112.45%

Allowance for loan losses:
Balance beginning of period	$16,634	$16,815	$15,797		$16,815	$16,372
Charge offs:
One- to four- family	706	441	820		1,147	2,191
Commercial real estate	900	937	292		2,017	3,565
Consumer loans	561	525	652		906	1,080
Commercial business loans	749	4	0		753	0
Sub-total	2,916	1,907	1,764		4,823	6,836

Recoveries:
One- to four- family	2	2	59		4	103
Commercial real estate	167	193	1		360	1
Consumer loans	59	181	164		240	417
Commercial business loans	207	0	0		207	0
Sub-total	435	376	224		811	521

Net charge offs	2,481	1,531	1,540		4,012	6,315
Additions charged to operations	1,850	1,350	1,700		3,200	5,900
Balance end of period	$16,003	$16,634	$15,957		$16,003	$15,957

Net loan charge-offs to average loans (1)	1.04%	0.67%	0.64%		0.86%	1.30%

	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011

Total shares outstanding	6,992,029	6,988,253	6,987,586	6,986,586
Tangible book value per share	$15.00	$14.68	$14.38	$14.27
Tangible common equity to tangible assets	7.14%	7.14%	7.05%	7.19%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$9,732	$11,587	$10,080	$9,520
Commercial real estate	10,887	13,710	16,906	10,435
Consumer loans	2,817	2,987	2,565	2,553
Commercial business loans	1,140	986	1,160	1,144
Total non-accrual loans	24,576	29,270	30,711	23,652
Accruing loans past due 90 days or more	290	321	1,127	1,038
Total nonperforming loans	24,866	29,591	31,838	30,121
Real estate owned	7,365	7,379	6,525	7,151
Other repossessed assets	600	731	867	937
Total nonperforming assets	$32,831	$37,701	$39,230	$38,209

Performing restructured loans (4)	$6,389	5,353	8,402	$5,431

Asset Quality Ratios:
Non-performing assets to total assets	2.23%	2.62%	2.75%	2.29%
Non-performing loans to total loans	2.61%	3.17%	3.47%	2.56%
Allowance for loan losses to non-performing loans	64.36%	56.21%	52.81%	64.63%
Allowance for loan losses to loans receivable	1.68%	1.78%	1.83%	1.65%

(1) Ratios for the three and six month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. +1-765-747-2945